Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

[                ], 2019

Expedia Group, Inc.
333 108th Avenue N.E.
Bellevue, Washington  98004

Ladies and Gentlemen:

We have acted as special counsel to Expedia Group, Inc., a Delaware corporation (“Expedia”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of April 15, 2019 (as amended or supplemented through the date hereof, the “Merger Agreement”), by and among Expedia, LEMS I LLC, a single member Delaware limited liability company and wholly owned subsidiary of Expedia, (“Merger LLC”), LEMS II Inc., a Delaware corporation and a wholly owned Subsidiary of Merger LLC (“Merger Sub”), and Liberty Expedia Holdings, Inc., a Delaware corporation (the “Company”).  Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), and immediately following the Merger, the Company will merge with and into Merger LLC (such merger, together with the Merger, the “Combination”).  At your request, and in connection with the filing of the Registration Statement on Form S-4 (including the proxy statement/prospectus of the Company forming a part thereof and in each case as amended or supplemented through the date hereof, the “Registration Statement”) relating to the Combination and initially filed with the Securities and Exchange Commission on May 1, 2019, we are rendering our opinion as to certain U.S. federal income tax matters relating to the Combination.  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of this opinion.  In addition, we have assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions contemplated by the Merger Agreement and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the statements and representations made by Parent and the Company in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Upstream Effective Time, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion and (vi) such parties have complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement.  If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement or the Officer’s Certificates, this opinion may be adversely affected.  We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we are of the opinion that, under currently applicable U.S. federal income tax law, the Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above.  Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof.  The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.  Any change in applicable laws or facts and circumstances surrounding the Combination and related transactions, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein.  We assume no responsibility to inform Expedia of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose without our prior written consent.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,